EXHIBIT 10.2

SUBORDINATION AGREEMENT

This Subordination Agreement is made as of June 10, 2009 by and between OMEGA FLEX, INC., a Pennsylvania corporation (the “Subordinated Lender”) and BANK OF AMERICA, N.A., as Agent (the “Agent”), pursuant to the terms of a certain Amended and Restated Credit Agreement dated as of October 19, 2007, as amended by a First Amendment to Amended and Restated Credit Agreement dated as of November 30, 2007, as further amended by a Second Amendment to Amended and Restated Credit Agreement dated as of the date hereof (as same may be further amended from time to time, the “Credit Agreement”) with Mestek, Inc., a Pennsylvania corporation (the “Borrower”) and certain Lenders named therein from time to time (the “Lenders”).

WHEREAS, the Lenders and the Agent have entered into the Credit Agreement with the Borrower and have made certain credit facilities and other financial accommodations available to the Borrower, all as more fully described in the Credit Agreement. All Obligations as defined in and arising pursuant to the Credit Agreement are hereinafter collectively referred to as the “Senior Debt”; and

WHEREAS, the Borrower has issued to the Subordinated Lender a promissory note dated as of the date hereof, in the aggregate principal sum of Three Million Two Hundred Forty-Nine Thousand Six Hundred Fifteen and 00/100 ($3,249,615.00) (the “Subordinated Note” and, together with any other obligations of the Borrower to the Subordinated Lender, are hereinafter collectively referred to as the “Subordinated Debt”);

WHEREAS, the Agent and the Subordinated Lender are parties to that certain Subordination Agreement dated as of October 19, 2007 (the “Original Subordination Agreement”) by and between Omega Flex, Inc. and Bank of America, N.A., as agent related to certain amounts previously loaned by the Subordinated Lender to the Borrower; and

WHEREAS, the Lenders and Agent require that the Subordinated Lender enter into this Subordination Agreement as a condition precedent to Lenders continuing to make the credit facilities and other financial accommodations available to the Borrower pursuant to the Credit Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties act and agree as follows:

1.

The Subordinated Lender agrees that the payment of principal, interest and all other charges with respect to the Subordinated Debt is hereby expressly subordinated, in the manner set forth in this Subordination Agreement, in right of payment to the prior payment of the Senior Debt pursuant to the terms of the Credit Agreement. As used herein, “Senior Debt” means the principal, interest, fees, reimbursement obligations and any other Obligations by the Borrower to the Agent (interest and fees being calculated as provided for in the instruments giving rise to same and without regard to whether or not same are allowed in any bankruptcy or reorganization proceedings) under the Credit Agreement and any Note (each as defined in the Credit Agreement).

2.

The Borrower shall be permitted to repay regularly scheduled payments of interest due on the Subordinated Debt pursuant to the terms of the Subordinated Note provided that, at the time of any such repayment, no Default or Event of Default, each as defined under the Credit Agreement, exists and is continuing, and provided that, after giving effect to any such payment, there will not have occurred any event or circumstance which constitutes, or which, with notice or lapse of time, or both, would constitute such a Default or an Event of Default under the Credit Agreement. If the Subordinated Lender receives any payment of interest as to which Subordinated Lender shall not be entitled under this Section 2, Subordinated Lender will hold any such payment in trust for the benefit of the Agent, and upon demand will forthwith remit same to the Agent.

3.

Except as provided in the last sentence of this Paragraph 3, the Borrower shall not make any payment of principal under the Subordinated Note to the Subordinated Lender without prior written notice to and the prior written consent of the Agent. If the Subordinated Lender receives any payment of principal or interest as to which the Subordinated Lender shall not be entitled under this Section 3, the Subordinated Lender will hold any such payment in trust for the benefit of the Agent, and upon demand will forthwith remit the same to the Agent. Any assignment of the Subordinated Note or Subordinated Debt shall be considered and deemed to constitute a repayment of such Subordinated Note or Subordinated Debt, as the case may be. Notwithstanding anything to the contrary contained in this Subordination Agreement, if on the Maturity Date, as defined in the Subordinated Note, no Default or an Event of Default under the Credit Agreement exists and is continuing, and provided that after giving effect to any such payment there will not have occurred any event or circumstance which constitutes or which, with notice or lapse of time would constitute a Default or Event of Default under the Credit Agreement, then, the Borrower shall be permitted to pay, and the Subordinated Lender shall be permitted to receive, with notice to the Agent and the prior written consent of the Lenders, all amounts due and owing under the Subordinated Note, including without limitation the principal amount due thereunder.

4.

In the event of an acceleration of Senior Debt, pursuant to the terms of the Credit Agreement or otherwise, or in the event of a distribution of the assets, dissolution, winding-up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a)

The Senior Debt shall be paid and satisfied in full in cash before the Subordinated Lender is entitled to receive any payment on account of principal, interest or any fees or expenses relating to Subordinated Debt or the collection thereof, and any payment or distribution to which any holder of Subordinated Debt would otherwise be entitled under the Subordinated Note, but for the subordination provisions of this Agreement, shall be paid directly to the Agent until the Senior Debt is paid and satisfied in full in cash.

(b)

In the event that any such payment of principal or interest or other payment or distribution of assets of the Borrower shall be received by the Subordinated Lender in violation of the subordination provisions of this Agreement, such payment or distribution shall be held by the Subordinated Lender in trust for the benefit of the Agent and, upon demand, shall be paid over to the Agent.

5.	[Intentionally omitted.]

6.

The terms of this Subordination Agreement, the subordination effected hereby and the rights of the holder or holders of Senior Debt shall not be affected by: (i) any amendment of or addition or supplement to the Credit Agreement or any Note or any other instrument or agreement relating to the Senior Debt or securing or guaranteeing any of the Senior Debt, (ii) any exercise or nonexercise of any right, power or remedy under or in respect of the Senior Debt or any instrument or agreement relating thereto or securing or guaranteeing any of same, or (iii) any waiver, consent, release, indulgence, extension, renewal, modification, delay or other action, inaction or omission in respect of any Senior Debt or any instrument or agreement relating thereto, or securing or guaranteeing any of same, all whether or not the holders of the Subordinated Debt shall have had notice or knowledge of any of the foregoing.

7.	As long as any of the Senior Debt shall not have been paid in full in cash and the Credit Agreement shall be in effect:

(a)

The Subordinated Note shall not be amended, terminated or otherwise affected without the prior written consent of the Agent; provided, however, that the complete payment of the Subordinated Debt in accordance with the terms of the Subordinated Note, and subject to the terms of this Agreement, will not be deemed by the parties to this Agreement to be a “termination” of the Subordinated Note.

(b)

The Subordinated Lender will not accelerate or take any action to enforce or collect any of the Subordinated Debt unless and until the Senior Debt has previously been accelerated by Agent and paid in full. Notwithstanding the foregoing, the Subordinated Lender may accelerate, but may not under any circumstances take any action to enforce or collect from the Borrower, the

Subordinated Debt concurrently with the acceleration of the Senior Debt by the Lenders.

(c)

The Subordinated Lender will neither demand nor receive any payment from the Borrower if the payment of same is prohibited hereunder. If the Subordinated Lender nonetheless receives any payment in violation of this Agreement, it will hold same in trust for the benefit of the holder or holders of the Senior Debt and forthwith remit same to such holder or holders.

8.	The Subordinated Lender shall in no event be entitled to exercise any right of subrogation, regardless of any payment made hereunder, until the Senior Debt is paid in full.

9.	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

10.	The Subordinated Note and any subsequent note evidencing any portion of the Subordinated Debt shall be marked with the following legend:

“Payment of this note is subject to the terms and conditions of a Subordination Agreement dated June 10, 2009 between the payee and Bank of America, N.A., as Agent. A copy of said Subordination Agreement may be obtained, upon written request of the holder of this note from Bank of America, N.A., 100 Federal Street, Mail Code: MA5-100-08-05, Boston, MA 02110.”

11.

Nothing contained in this Agreement or otherwise will in any event be deemed to constitute any holder of Senior Debt the agent of the Subordinated Lender for any purpose nor to create any fiduciary relationship between any such holder of Senior Debt and the Subordinated Lender. No action or inaction with respect to any collateral for Senior Debt; nor any amendment to the Notes or the Credit Agreement or any other instrument or agreement relating to, securing or guaranteeing any of the Senior Debt; nor any exercise or nonexercise of any right, power or remedy under or in respect of any of the Senior Debt or any instrument or agreement relating to, securing or guaranteeing any of the Senior Debt; nor any waiver, consent, release, indulgence, extension, renewal, modification, delay or other action, inaction or omission in respect of any of the Senior Debt or any instrument or agreement relating to, securing or guaranteeing any of the Senior Debt will in any event give rise to any claim against any holder of Senior Debt or any officer, director, employee or agent of such holder.

12.	The Agent and the Lenders, the Borrower and the Subordinated Lender each acknowledge and agree that upon receipt by the Borrower from the Subordinated Lender of funds in the amount of $3,249,615.00 pursuant to the Subordinated Note and subject to the terms of this Subordination Agreement: (i) the Original Subordination Agreement shall terminate and all rights and obligations of all parties thereunder shall be of no further force or effect, (ii) on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably release, remise and forever discharge each other party to the Original Subordination Agreement and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against each other party to the Original Subordination Agreement or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Subordination Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Original Subordination Agreement or transactions thereunder or related thereto, and (iii) acknowledge and agree that certain Promissory Note issued by the Borrower to the Subordinated Lender dated July 29, 2005 has been terminated and cancelled and is of no further force or effect.

13.	This document may be executed in one or more counterparts, each of which shall be considered an original of the same document.

14.	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

[SIGNATURES ON FOLLOWING PAGE]

Executed, as an instrument under seal, as of the day and year first above written.

SUBORDINATED LENDER:
OMEGA FLEX, INC.
By: /s/ Kevin R. Hoben
Name: Kevin R. Hoben
Title: President & CEO

AGENT:
BANK OF AMERICA, N.A.
By: /s/ Christopher S. Allen
Name: Christopher S. Allen
Title: Senior Vice President

Acknowledged and agreed to by Borrower:

BORROWER:
MESTEK, INC.
By: /s/ Stephen M. Shea
Name: Stephen M. Shea
Title: Senior Vice President & CFO